Exhibit 12.1

                        COMPUTATION OF DEBT TO ADJUSTED EBITDA
                              CONTINENTAL RESOURCES, INC.
                                              YEAR ENDED DECEMBER 31,
                                ------------------------------------------------
                                1995       1996       1997       1998       1999
                                ----       ----       ----       ----       ----
NET INCOME                     3,869     13,325     26,197    (17,980)     3,920

INCOME TAXES                   2,252      8,238     (8,941)         -          -

INTEREST EXPENSE               2,396      4,550      4,804     12,248     16,534

DD&A                           9,614     22,876     33,354     38,716     20,385

EXPLORATION EXPENSE            6,184      4,513      6,807      7,106      7,750

LITIGATION SETTLEMENT                               (7,500)                    -
                              ------     ------     ------    -------     ------

ADJUSTED EBITDA<F1>           24,315     53,502     54,721     40,090     48,589

TOTAL DEBT                    44,265     54,759     79,632    167,639    170,637

TOTAL DEBT TO ADJUSTED EBITDA    1.8        1.0        1.5        4.2        3.5
----------------

<F1> Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation, depletion, amortization and exploration expense, excluding proceeds from litigation settlements. Adjusted EBITDA is not a measure of cash flow as determined by generally accepted accounting principles ("GAAP"). Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of a company's operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA. The Company's computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company believes that Adjusted EBITDA is a widely followed measure of operating performance and may also be used by investors to measure the Company's ability to meet future debt service requirements, if any.